                            SHARE EXCHANGE AGREEMENT

         THIS SHARE EXCHANGE AGREEMENT is made effective as at the 26th day of February, 1999.

BETWEEN:


                  QFG HOLDINGS LIMITED, on behalf of itself and on behalf of the other shareholders of e-Auction Global Trading Inc.

                  (hereinafter called the "Vendor"),

AND:

                  KAZARI INTERNATIONAL INC., a Nevada Corporation, a company whose common shares are eligible for trading on the NASDAQ OTC system

                  (hereinafter called the "Purchaser")

AND:

                  e-AUCTION GLOBAL TRADING INC., a company duly incorporated under the laws of Barbados

                  (hereinafter called the "Company")

WHEREAS:

A. The Vendor either holds the proxy to vote or is the owner of 34,500,000 common shares of e-Auction Global Trading Inc. (the "Company"), representing all of the issued and outstanding shares in the capital of e-Auction;

B. The Vendor, on behalf of itself and on behalf of the other shareholders of e-Auction executed a binding letter of intent dated February 26, 1999 with the Purchaser pursuant to which the Purchaser has agreed to purchase all of the issued and outstanding shares in the capital of e-Auction in exchange for 34,500,000 common shares of the Purchaser being issued from treasury to the shareholders of e-Auction on a one for one basis;

C. Based upon the representations and warranties set forth herein, the Vendor has agreed to sell to the Purchaser the Vendor's Shares (as hereinafter defined) and the Purchaser has agreed to purchase the same from the Vendor, on the terms and conditions and for the consideration set forth herein;

WITNESSETH THAT in consideration of the premises and of the respective warranties, representations, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE 1
                         INTERPRETATION AND DEFINITIONS

1.1               DEFINITIONS

                  For all purposes of this Agreement:

        (i) "BUSINESS" means the business carried on by the Company which primarily involves the provision of an electronic auction service;

        (ii)    "CLOSING" means the definition set forth in Article 6.1 hereof;

        (iii)   "CLOSING DATE" means the date of the Closing referred to in
                Article 6.1 hereof;

        (iv)    "COMPANY" means e-Auction Global Trading Inc.;

        (v)     "INTELLECTUAL PROPERTY" means all rights to and interests in:

               (a) all business and trade names, corporate names, brand names and slogans Related to the Business;

               (b) all inventions, patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs Related to the Business;

               (c) all copyrights and trade marks (whether used with wares or services and including the goodwill attaching to such trade marks), registrations and applications for trade marks and copyrights (and all future income from such trade marks and copyrights) Related to the Business;

               (d) all rights and interests in and to processes, lab journals, notebooks, data, trade secrets, designs, know-how, product formulae and information, manufacturing, engineering and other drawings and manuals, technology, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording and evidencing expertise or information Related to the Business;

               (e)  all of the intellectual property listed in Schedule 2.1;

               (f) all other intellectual and industrial property rights throughout the world Related to the Business;

               (g)  all licenses of the intellectual property listed in items
                    (a) to (f) above;

               (h) all future income and proceeds from any of the intellectual property listed in items (a) to (f) above and the licenses listed in item (g) above; and

               (i) all rights to damages and profits by reason of the infringement of any of the intellectual property listed in items (a) to (g) above.

        (vi) "PAYMENT SHARES" means 34,500,000 common shares without par value in the capital of the Purchaser described in Article 5.2 hereof;

        (vii)   "PURCHASER" means Kazari International Inc.;

        (vii) "RELATED TO THE BUSINESS" means, directly or indirectly, used in, arising from or relating in any manner to the Business;

        (viii)  "VENDOR" means QFG Holdings Limited; and

        (ix) "VENDORS SHARES" means the 34,500,000 shares in the capital of the Company as set forth in Article 2.1(i) hereof.

1.2               INTERPRETATION

                  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

        (i) "this Agreement" means this Agreement and all Schedules attached hereto;

        (ii) any reference in this Agreement to a designated "Article", "Section", "Schedule" or other subdivision refers to the designated Article, Section, Schedule or other subdivision of this Agreement;

        (iii) the words "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement;

        (iv) the word "including", when following any general statement term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limited language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto but rather refers to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

        (v) any reference to a statute includes and, unless otherwise specified herein, is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding such statute or such regulation; and

        (vi) words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa.

                                    ARTICLE 2
                  REPRESENTATIONS, WARRANTIES AND COVENANTS OF
                           THE VENDORS AND THE COMPANY

2.1               REPRESENTATIONS AND WARRANTIES

                  The Vendor and the Company represent and warrant, jointly and severally, to the Purchaser, as continuing representations and warranties which are true and correct on the date hereto or, if any such representation and warranty is expressed to be made and given in respect of a particular date other than the date hereto, then such representation and warranty shall be true and correct on the earlier of such date or the Closing Date, and all representations and warranties herein shall be true and correct on each day thereafter to and including the Closing Date with the same effect as if made and given on and as of each such day that:

        (i) each of the following is the beneficial and recorded owner of such number of common shares in the capital of the Company as is hereinafter set opposite each Vendor's name (collectively the "Vendor's Shares");

                  NAME OF VENDOR                              NO. OF SHARES
                  --------------                              -------------
                  Platinum Capital Management Inc.            2,500,000
                  Platinum Capital Management Inc.            1,000,000
                  in trust for John Andrews
                  Zorba Holdings Limited                      1,500,000
                  e-Auction Global Trading Inc. (BVI)         1,500,000
                  QFG Holdings Limited                        4,000,000
                  China Capital Financial Corp                1,500,000
                  Web CCB (BVI)                               750,000
                  CCS Technologies Inc.                       750,000
                  Hartford Holdings Limited                   3,000,000
                  BFM Enterprises Inc.                        1,500,000
                  John Andrews in trust for the               16,500,00
                  Shareholders of Sanga International
                  Inc.

         (ii) the Vendor's Shares are free and clear of any liens, charges, claims, options, set-offs, encumbrances, voting agreements, voting trusts, escrow restrictions or other limitations or restrictions of any nature whatsoever, except as expressly provided for or disclosed herein;

         (iii) the Vendor's Shares represent 100% of the Company's issued and outstanding share capital;

         (iv) no person, firm or corporation has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to purchase or otherwise acquire any of the Vendor's Shares;

         (v) the Vendor has the full and absolute right, power and authority to enter into this Agreement on the terms and subject to the conditions herein set forth, to carry out the transactions contemplated hereby and to transfer, or cause to be transferred, on the Closing Date, legal and beneficial title and ownership of the Vendor's Shares to the Purchaser.

         (vi) the Company is duly incorporated, validly existing and in good standing under the laws of Barbados and in each other jurisdiction in which it carries on business or hold assets and the Company has the necessary corporate capacity to carry on the business which it now carries on in such jurisdictions and to own the assets which it now owns;

         (vii) the authorized capital of the Company consists of an unlimited number of common shares without par value, of which a total of 34,500,000 common shares have been validly issued, are outstanding and are fully paid and non-assessable;

         (viii) no person, firm or corporation has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require the Company to issue any shares in its capital or to convert any securities of the Company or of any other company into shares in the capital of the Company;

         (ix) the corporate records of the Company, as required to be maintained by it under its statute of incorporation and constating documents, are accurate, complete and up-to-date in all material respects and all material transactions of the Company have been promptly and properly recorded in their books or filed with their records;

         (x) the Company does not have any liability, due or accruing, contingent or absolute, and is not directly or indirectly subject to any guarantee, indemnity or other contingent or indirect obligation with respect to the obligation of any other person or company, other than any such liability, guarantee, indemnity or obligation incurred or assumed by it in the course of their normal and ordinary day to day business and no such liability, guarantee, indemnity or obligation has been paid or discharged by the Company other than in the course of their normal and ordinary day to day business;

         (xi) the Company does not beneficially own, directly or indirectly, shares in any other corporate entity;

         (xii) the Company has good and marketable title to all of its assets, and such assets are free and clear of any material financial encumbrances;

         (xiii) the Company holds all permits, licenses, consents and authorizations issued by any government or governmental authority which are necessary in connection with the operation of its business and the ownership of its properties and assets;

         (xiv) the Company has filed all necessary tax returns in all jurisdictions required to be filed by them, all returns affecting workers, compensation with the appropriate agency, corporation capital tax returns, if required, and any other material reports and information required to be filed by the Company with any governmental authority; the Company has paid all income, sales and capital taxes payable by them as and when due; the Company has withheld and remitted to tax collection authorities such taxes as are required by law to be withheld and remitted as and when due; the Company has paid all instalments of corporate taxes due and payable, and there is not presently outstanding and nor does the Company expect to receive any notice of re-assessment from any applicable tax collecting authority;

         (xv) the Company has not declared or paid any dividends of any kind or declared or made any other distributions of any kind whatsoever including, without limitation, by way of redemption, repurchase or reduction of its authorized capital;

         (xvi) the Company has not engaged in any transaction or made any disbursement or assumed or incurred any liability or obligation or made any commitment, including, without limitation, any forward purchase commitment or similar obligation, to make any expenditure which would materially affect their operations, property, assets or financial condition;

         (xvii) the Company has not waived or surrendered any right of substantial value and has not made any gift of money or of any of its property or assets;

         (xviii)  the Company has carried on business in the normal course;

         (xix) the Vendor has entered into a letter agreement ("Letter Agreement") dated February 2, 1999 with Jameson Investment Corporation ("Jameson") pursuant to which the Vendor is to obtain from Jameson all of the issued and outstanding shares in the capital of Jameson International Foreign Corporation ("JFX"), a copy of such Letter Agreement has been previously delivered to the Purchaser. The Letter Agreement is in full force and effect and neither party thereto is in breach of any provision. The Vendor is entitled to the full benefit and advantage of the Letter Agreement in accordance with its terms. The Vendor has not received any notice of default by the Vendor or a dispute between the Vendor and any other party in respect of the Letter Agreement and the parties are continuing to proceed to a closing. There has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under the Letter Agreement by the Vendor or any other party to the Letter Agreement. At or before the closing of the transaction contemplated in the Letter Agreement, the Vendor shall immediately transfer and assign absolutely all of the shares of JFX to the Company. The Vendor hereby assigns all of its interest in the Letter Agreement to the Company. Except as described above, the Company does not have outstanding any material continuing contractual obligations whatsoever relating to or affecting the conduct of its business or any of its property or assets or for the purchase, sale or leasing of any property other than those contracts entered into by the Company in the course of their normal and ordinary day to day business;

         (xx) there are no material management contracts or consulting contracts to which the Company is a party or by which either is bound, and no amount is payable or has been agreed to be paid by the Company to any persons as remuneration, pension, bonus, share of profits or other similar benefit and no director, officer or member, or former director, officer or member, of the Company, nor any associate or affiliate of any such person, has any claim of any nature against, or is indebted to, the Company;

         (xxii) the Company is not in default under or in breach of, or would, after notice or lapse of time or both, be in default under any contract, agreement, indenture or other instrument to which it is a party or by which it is bound nor will the consummation of the transactions contemplated hereby conflict with, constitute a default under, result in a breach of, entitle any person or company to a right of termination under, or result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever upon or against the property or assets of the Company, under their constating documents, any contract, agreement, indenture or other instrument to which the Company is a party or by which either is bound, any law, judgment, order, writ, injunction or decree of any court, administrative agency or other tribunal or any regulation of any governmental authority, and all such contracts, agreements, indentures, or other instruments are in good standing and the Company is entitled to all benefits thereunder;

         (xxiii) there are no claims threatened or against or affecting the Company nor are there any actions, suits, judgments, proceedings or investigations pending or, threatened against or affecting the Company, at law or in equity, before or by any Court, administrative agency or other tribunal or any governmental authority;

         (xviii)  Intellectual Property:

                  (a) Schedule 2.1 lists the Intellectual Property and such Intellectual Property is sufficient to allow the Company to conduct the Business. The Vendor obtained the Intellectual Property pursuant to an asset purchase agreement dated the 1st day of February, 1999 between the Vendor and Generated Solutions (1993) Ltd. and an asset purchase agreement dated the 1st day of February, 1999 between the Vendor and National Electronic Marketing Inc., copies of such agreements have been previously provided to the Purchaser, which transactions have closed and the Intellectual Property has been transferred. The Vendor has further transferred all of its rights to the Intellectual Property to the Company and such transfer has been completed.

                  (b) The Company is the owner of the Intellectual Property and is entitled to the exclusive and uninterrupted use of the Intellectual Property without payment of any royalty or other fees. No Person has any right, title or interest in any of the Intellectual Property and all such persons have waived their moral rights in any copyright works within the Intellectual Property. The Company has diligently protected its legal rights to the exclusive use of the Intellectual Property.

                  (c) The Company has not permitted or licensed any Person to use any of the Intellectual Property.

                  (d) No person has challenged the Company's rights to any of the Intellectual Property.

                  (e) Neither the use of the Intellectual Property nor the conduct of the Business has infringed or currently infringes upon the industrial or intellectual property rights of any other person.

                  (f) No other person has infringed the Company's rights to the Intellectual Property.

                  (g) There is no government prohibition or restriction on the use of Intellectual Property.

                  (h) Neither the Company, the Vendor or any of the other shareholders of the Company are aware of any infringement by the Company of any registered patent, trademark or copyright;

         (xix) the Company shall obtain and maintain until the Closing Date such insurance against loss or damage to their assets and with respect to public liability as is reasonably prudent for companies carrying on businesses similar to that of the Company;

         (xx) the Vendor has duly and validly authorized, executed and delivered this Agreement; and

         (xxi) the Vendor has the power and capacity to enter into this Agreement and to carry out its obligations hereunder.

2.2               COVENANTS OF THE VENDOR AND THE COMPANY

                  Each of the Vendor and the Company, joint and severally, covenant and agree with the Purchaser that:

         (i) both before and after the Closing Date, each of the Vendor and the Company shall execute and do all such further deeds, acts, things and give such assurances as may be required in the reasonable opinion of the Purchaser's counsel for more perfectly consummating the transactions contemplated hereby and referenced herein.

2.3               COVENANTS OF THE COMPANY

                  The Company covenants and agrees with the Purchaser that the Company shall not, prior to the Closing Date, except with the prior consent of the Purchaser:

         (i) make or permit to be made any employment contracts or other arrangements with any directors, officers, agents, servants or employees of the Company;

         (ii) make or assume or permit to be made or assumed any commitment, obligation or liability which is outside of the usual and ordinary course of the business of the Company, and for the purpose of carrying on the same, but the Company will operate its properties and carry on its business as heretofore and will maintain all of its properties, rights and assets in good standing, order, and repair;

         (iii) declare or pay any dividends or make any other distributions or appropriations of profits or capital or make any other distributions or appropriations of its profits or of its capital;

         (iv) create or assume any indebtedness other than in the ordinary course of business or guarantee the obligations of any third party other than in the ordinary course of its business; or

         (v) sell or otherwise in any way alienate or dispose of or encumber any of its assets;

provided however, that the Company shall, both before and after the Closing Date, execute and do all such further deeds, acts, things and give such assurances as may be required in the reasonable opinion of the Purchaser's counsel for more perfectly consummating the transactions contemplated herein, and shall, without limitation, use its best efforts to obtain any approvals from third parties as may be required to all of the transactions contemplated hereby and referenced herein.

                                    ARTICLE 3
                    REPRESENTATIONS, WARRANTIES AND COVENANTS
                                OF THE PURCHASER

3.1               REPRESENTATIONS AND WARRANTIES

                  The Purchaser represents and warrants to the Vendor, as continuing representations and warranties which are true and correct on the date hereof or, if any such representation and warranty is expressed to be made and given in respect of a particular date other than the date hereof, then such representation and warranty shall be true and correct on such date, and all representations and warranties herein shall be true and correct on each day thereafter to and including the Closing Date with the same effect as if made and given on and as of each such day, that:

         (i) subject to fulfilment of the conditions hereinafter enumerated, the Purchaser has the power and capacity to enter into this Agreement and to carry out its obligations hereunder;

         (ii) the Purchaser has duly and validly authorized, executed and delivered this Agreement;

         (iii) the Purchaser is a company duly incorporated, validly existing and in good standing under the laws of Nevada, United States and has the necessary corporate capacity and is fully qualified in the State of Nevada and each other jurisdiction in which it carries on business or holds assets to carry on the business which it now carries on and to hold the assets which it now holds;

         (iv) the authorized capital of the Purchaser consists of 40,000,000 common shares without par value, of which 5,320,000 shares have been validly issued and are outstanding and are fully paid and non-assessable;

         (v) no person or company has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require the Purchaser to issue any share in its capital or to convert any securities of the Purchaser of any other company into shares in its capital;

         (vi) the Purchaser holds all permits, licenses, consents and authorities issued by any government or governmental authority which are necessary in connection with the operations of its business and of the ownership of its business and of the ownership of its properties and assets;

         (vii) the Purchaser has filed all necessary federal and provincial tax returns affecting workers compensation with the appropriate agency, corporation capital tax returns and any other reports and information required to be filed by the Purchaser with any governmental authority; the Purchaser has paid all federal, state and foreign income, sales and capital taxes payable by it; the Purchaser has withheld and remitted the appropriate taxes to the Internal Revenue Service or any other applicable governmental authority; the purchaser has paid all instalments of corporate taxes due and payable, and there is not presently outstanding any notice of re-assessment from the Internal Revenue Service or any applicable tax collecting authority;

         (viii) the Purchaser has not declared or paid any dividends of any kind nor declared nor made any other distributions of any kind whatsoever including, without limitation, by way of redemption or repurchase of the Purchaser's common shares or deduction of capital;

         (ix) the Purchaser has no liability, due or accruing, contingent or absolute, and is not directly or indirectly subject to any guarantee, indemnity or other contingent or indirect obligation with respect to the obligation of any other person or company, other than any such liability, guarantee, indemnity or obligation incurred or assumed by the Purchaser in the course of its normal and ordinary day to day business and no such liability, guarantee, indemnity or obligation has been paid or discharged by the Purchaser after the date of the Financial Statements of the Purchaser other than in the course of the Purchaser's normal and ordinary day to day business;

         (x) the Purchaser has not waived or surrendered any right of substantial value and has not made any gift of money or of any of its property or assets;

         (xi) the Purchaser has carried on its business in the normal course;

         (xii) the Purchaser does not have outstanding any material continuing contractual obligations whatsoever relating to or affecting the conduct of its business or any of its property or assets or for the purchase, sale or leasing of any property other than those contracts entered into by it in the course of its normal and ordinary day to day business;

         (xiii) there are no material management contracts or consulting contracts to which the Purchaser is a party or by which it is bound, no amount is payable or has been agreed to be paid by the Purchaser to any person as remuneration, pension, bonus, share of profits or other similar benefit, and no director, officer or member, or former director, officer or member, of the Purchaser, nor any associate or affiliate of any such person, has any claims of any nature against, or is indebted to the Purchaser;

         (xiv) the Purchaser is not in default under or in breach of, or would, after notice or lapse of time or both, be in default under or in breach of, and neither this Agreement nor the consummation of the transactions contemplated hereby will conflict with, constitute a default under, result in a breach of, entitle any person or company to a right of termination under, or result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever upon or against the property or assets of the Purchaser, under its constating documents, any contract, agreement, indenture or other instrument to which it is a party or by which it is bound, any law, judgment, order, writ, injunction or decree of any court, administrative agency or other tribunal or any regulation of any governmental authority, and all such contracts, agreements, indentures, or other instruments are in good standing and the Purchaser is entitled to all benefits thereunder;

         (xv) there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser, at law or in equity, before or by any court, administrative agency or other tribunal or any governmental authority;

         (xvi) the Purchaser has good and marketable title or leasehold title to all of its properties and assets and such properties and assets are free and clear of any liens, charges or encumbrances;

         (xvii) the Purchaser does not beneficially own, directly or indirectly, shares of any corporate entity or any interest in a partnership, joint venture or other business entity;

         (xviii) the Purchaser has filed annual reports and documents required to be filed with the NASDAQ OTC market, the United States Securities and Exchange Commission (but is not a reporting company in any jurisdiction) and any other applicable corporate or securities authority and is not in default of any applicable law or regulation; and

         (xix) At the Closing Date, the Payment Shares shall be issued and outstanding as fully paid and non-assessable common shares of the Purchaser duly registered in the names of those persons listed in section 6.2 hereof, and such persons shall have good and marketable title to the Payment Shares, free and clear of all liens, encumbrances, charges or security interests whatsoever.

3.2               COVENANTS OF THE PURCHASER

                  The Purchaser covenants and agrees with the Vendor that:

         (i) the Purchaser will forthwith use its best efforts to obtain the necessary approvals of any applicable regulatory authorities of the terms of this Agreement; and

         (ii) the Purchaser will, both before and after the Closing Date, execute and do all such further deeds, things and assurances as may be required in the reasonable opinion of the Vendor's counsel for more perfectly consummating the transactions contemplated hereby and referenced herein.

3.3               NEGATIVE COVENANTS

                  The Purchaser further covenants and agrees with the Vendors that it will not, prior to the Closing Date, except with the prior consent of the Vendor:

         (i) make or assume any commitment, obligation or liability which is outside of the usual and ordinary course of the business of the Purchaser and for the purpose of carrying on the same, but the Purchaser will operate its properties and carry on its business as heretofore and will maintain all of its properties, rights and assets in good order and repair;

         (ii) declare or pay any dividends on its common shares or make any other distributions or appropriations of profits or capital;

         (iii) create or assume any indebtedness or guarantee the obligations of any third party, other than in the ordinary course of its business;

         (iv) sell or otherwise in any way alienate or dispose of any of its assets other than in the ordinary course of business; or

         (v)      issue any shares in its capital to any person.

                                    ARTICLE 4
                                   CONDITIONS

4.1               PURCHASER'S CONDITIONS

                  The obligations of the Purchaser to complete the transactions contemplated hereby are subject to the following conditions (which are for the exclusive benefit of the Purchaser) having been satisfied or expressly waived in writing by the Purchaser:

         (i) prior to the Closing Date neither the Vendor nor the Company shall have breached any of the warranties and representations of the Vendor and the Company set forth in this Agreement;

         (ii) all of the covenants and agreements of the Vendors and the Company to be observed or performed on or before the Closing Date pursuant to the terms hereof shall have been duly observed or performed;

         (iii) all of the transactions contemplated by this Agreement, shall have been properly and duly approved; and

         (iv) on the Closing Date the Company shall have delivered to the Purchaser a certificate of an officer or director of the Company, dated the Closing Date and certifying the truth, accuracy and correctness of the representations and warranties contained in this Agreement and the other closing documents referenced in sections 6.2(i) and (ii) hereof;

4.2               VENDOR'S CONDITIONS

                  The obligations of the Vendor to complete the transactions contemplated hereby are subject to the following conditions (which are for the exclusive benefit of the Vendor) having been satisfied or expressly waived in writing by the Vendor:

         (i) prior to or on the Closing Date the Purchaser shall not have breached any breach of any of the warranties and representations of the Purchaser set forth in this Agreement;

         (ii) all of the covenants and agreements of the Purchaser to be observed or performed on or before the Closing Date pursuant to the terms hereof shall have been duly observed or performed;

         (iii) all of the transactions contemplated by this Agreement, shall have been properly and duly approved; and

         (iv) on the Closing Date the Purchaser shall have delivered to the Vendor a certificate of an officer or director of the Purchaser, dated the Closing Date and certifying the truth, accuracy and correctness of the representations and warranties contained in this Agreement and the rest of the closing documents referenced in section 6.1(iii) hereof.

                                    ARTICLE 5
                                PURCHASE AND SALE

5.1               PURCHASE AND SALE

                  Based upon the representations, warranties and covenants of the parties herein contained and subject to the conditions herein contained, the Purchaser hereby purchases and the Vendor hereby transfers, assigns and sells, or will cause such transfer, assignment and sale, to the Purchaser on the Closing Date, all rights, titles and interests in and to the Vendor's Shares free and clear of all liens, charges and encumbrances.

5.2               CONSIDERATION

                  In consideration of the purchase and sale herein contemplated and in complete satisfaction of the purchase price for the Vendor's Shares, the Purchaser hereby agrees to issue to the Vendor and the other shareholders of the Company, a total of 34,500,000 common shares without par value in the capital of the Purchaser (the "Payment Shares") as follows:

                  Name of Vendor                       No. of Common Shares
                  --------------                       --------------------
                  Platinum Capital Management Inc.            2,500,000
                  Platinum Capital Management Inc.            1,000,000
                  in trust for John Andrews
                  Zorba Holdings Limited                      1,500,000
                  e-Auction Global Trading Inc. (BVI)         1,500,000
                  QFG Holdings Limited                        4,000,000
                  China Capital Financial Corp                1,500,000
                  Web CCB (BVI)                               750,000
                  CCS Technologies Inc.                       750,000
                  Hartford Holdings Limited                   3,000,000
                  BFM Enterprises Inc.                        1,500,000
                  John Andrews in trust for the               16,500,00
                  Shareholders of Sanga International
                  Inc.

5.3               DELIVERY OF PAYMENT SHARES

                  The Purchaser shall deliver the Payment Shares to the Vendors on the Closing Date in the following manner:

         (i) the Purchaser shall deliver to the Vendor, or to its direction, share certificates registered in the respective names for such number of Payment Shares in the Purchaser as is set opposite each name in Article 5.2 hereof.

5.4               HOLD PERIOD REQUIREMENT

                  The Vendor acknowledges and agrees that the Payment Shares will be subject to applicable hold periods as provided under applicable United States securities laws and regulations, and will be legended accordingly.

                                    ARTICLE 6
                                     CLOSING

6.1               CLOSING DATE

                  The completion of the transactions contemplated hereby (the "Closing"), to be effective as at February 26, 1999, shall occur at the offices of Blake, Cassels & Graydon, 20th Floor, 45 O'Connor Street, Ottawa, Ontario on the Closing Date, which shall take place as soon as possible following the execution of this Agreement on a date as agreed to between the Vendor and the Purchaser.

6.2               DELIVERIES ON CLOSING

                  On the Closing Date:

         (i)      the Vendor shall:

                  1. deliver to the Purchaser a share certificate representing 34,500,000 common shares of the Company, duly recorded in the name of the Purchaser;

         (ii) the Company and the Vendor shall deliver to the Purchaser the following:

                  1. the certificate of an officer or director of the Company contemplated in Article 4.1(iv) hereof;

                  2. a certified extract of a resolution of the directors of the Company approving the transfer of the Vendor's shares to the Purchaser;

                  3. the written resignations of each director and officer of the Company;

                  4. share certificates representing the Vendors' Shares duly endorsed for transfer.

         (iii) the Purchaser shall deliver or cause to be delivered to the Vendor the following:

                  1.       share certificates representing the Payment Shares.
                  2. the certificate of an officer or director of the Purchaser contemplated in Article 4.2(iv) hereof.

                                    ARTICLE 7
                                  MISCELLANEOUS

7.1               SURVIVAL OF REPRESENTATIONS AND WARRANTIES

                  All of the representations, warranties and, covenants of the Vendor and the Company contained in Article 2 of the Agreement and the representations, warranties and covenants of the Purchaser contained in Article 3 of this Agreement shall survive the Closing Date for a period of six (6) months only and continue in full force and effect for that time for the benefit of the party to which it was given regardless of any knowledge or investigation by or on behalf of any party with respect thereto.

7.2               NON-MERGER

                  Each party hereby agrees that all provisions of this Agreement, other than the representations, warranties and covenants of the Vendor and Company in Article 2 and the Purchaser in Article 3 hereof (which shall be subject section 7.1 hereof), shall forever survive the execution, delivery and performance of this Agreement, Closing and the execution, delivery and performance of any and all documents delivered in connection with this Agreement.


7.3               INDEMNITY

                  The Vendor and the Company, jointly and severally, shall indemnify and save the Purchaser harmless from any loss or damage sustained by the Purchaser arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition of the Vendor or the Company contained herein, and the same rights shall apply to the Vendors against the Purchaser mutatis mutandis.

7.4               NOTICE

                  Any notice, document or communication required or permitted to be given hereunder shall be in writing at the addresses as indicated on the execution page of this Agreement or such other addresses as the parties may specify in writing.

                  Notices shall be effective and deemed to have been duly given and received if delivered personally or by telecopier.

7.5               TIME

                  Time shall be of the essence hereof.

7.6               ENTIRE AGREEMENT

                  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior contracts, agreements and understandings between the parties. There are no representations warranties, collateral agreements or conditions affecting this transaction other than as are expressed or referred to herein in writing.

7.7               CONSENT OF THE COMPANY AND THE PURCHASER

                  The Company and the Purchaser and the Vendor consent to the transactions contemplated herein and hereby acknowledge and agree to execute and perform all such further deeds, acts, things and give such assurances as may be required in the reasonable opinion of counsel for more perfectly consummating the transactions contemplated herein, and shall, without limitation, use their best efforts to obtain as required, approval from such parties as may be required to give their approval to the transactions contemplated hereby and herein referenced.

7.8               GOVERNING LAW

                  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

7.9               ENUREMENT

                  This Agreement shall enure to the benefit of and be binding upon the respective heirs, successors and assigns of the parties hereto.

7.10              HEADINGS

                  The headings in this Agreement have been inserted for convenience only, and do not define, limit, alter or enlarge the meaning of any provision of this Agreement.

7.11              SCHEDULES

                  Wherever any term or conditions, expressed or implied, in such schedules conflicts or is at variance with any term or conditions of this Agreement, the terms or conditions of this Agreement shall prevail.

7.12              SEVERABILITY

                  If a provision of this Agreement is deemed to be wholly or partly invalid, this Agreement will be interpreted as if the invalid provision had not been a part thereof.

7.13              COUNTERPARTS

                  This Agreement may be executed in one or more counterparts which, when so executed, by facsimile signature or otherwise, shall be read together and be construed as one agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first set forth above.


                                        QFG HOLDINGS LIMITED


                                    Per:
                                         -------------------------------
                                    Address:
                                             ---------------------------

                                             ---------------------------

                                             ---------------------------
                                    Facsimile:
                                             ---------------------------

                                        KAZARI INTERNATIONAL INC.


                                    Per:
                                         -------------------------------
                                    Address:
                                             ---------------------------

                                             ---------------------------

                                             ---------------------------
                                    Facsimile:
                                             ---------------------------

                                        E-AUCTION GLOBAL TRADING INC.


                                    Per:
                                         -------------------------------
                                    Address:
                                             ---------------------------

                                             ---------------------------

                                             ---------------------------
                                    Facsimile:
                                             ---------------------------

                                  SCHEDULE 2.1

                              INTELLECTUAL PROPERTY

(i)      Interactive Auction Software

The Auction Server - multi-threaded C++ Windows NT application that supports multiple Java clients using its own communications protocol

The Client - a Java applet written in JDK 1.02

Administrative Web Pages

(ii)     Bid and Offer Software

Active Server Pages - hosted on Windows NT Webserver (IIS 4.0)

(iii)    Other

Microsoft Access Database and schema to support both types of auction